Exhibit 99.1

JCPENNEY REPORTS SECOND QUARTER RESULTS

Second Quarter Highlights

•	Earnings per share increased to $0.06 compared to break even last year
•	Comparable store sales up approximately 1 percent for the quarter
•	Gross margin rate improved by 90 basis points achieving new peak for Q2
•	Opened 22 Sephora inside JCPenney beauty boutiques bringing total to 215

PLANO, Texas, Aug. 13, 2010 -- J. C. Penney Company, Inc. (NYSE: JCP) reported net income of $14 million dollars or $0.06 per share for the quarter ended July 31, 2010, compared to break even earnings per share in last year’s second quarter.  Earnings for the second quarter include a charge of approximately $0.05 per share for bond premiums incurred in connection with the Company’s debt tender offer completed in May.  Comparable store sales were positive for the second consecutive quarter, increasing approximately 1 percent from last year.

In the quarter, the Company grew its store and Internet sales, while continuing to tightly manage its business and control expenses.  This resulted in delivering record level gross margins for the second quarter, maintaining a strong cash position and financial flexibility to support its growth initiatives.

“Our focus on operating excellence allowed us to deliver improved profitability in the first half. Moreover, since the beginning of the year, we have been making changes in our merchandise assortments, introducing new brands and offering better style than ever before, in order to increase top line sales. The success of these initiatives, like our “wear now” strategy, was evident in our performance during the important appointment shopping periods and by the solid growth in profitable sales, particularly in regular and promotional priced merchandise throughout the second quarter. This strength was partially offset, however, in the final weeks of the quarter, by the non-comparable and short-term impact of tactical changes we are making in our clearance and catalog selling strategies.  Over time, we are confident that these changes will position us to drive even higher levels of profitable sales,” said Myron E. (Mike) Ullman, III, chairman and chief executive officer.

Back-to-school selling is off to a good start, fueled by new brands Uproar™ and Supergirl™ by Nastia and exclusive styles like Olsenboye® and RS by Sheckler™.  The balance of 2010 has several exciting initiatives for JCPenney with the launch of Liz Claiborne®, MNG by Mango® and Call it Spring™ by The ALDO Group — all exclusive to JCPenney.  The Company will also open 16 additional Sephora inside JCPenney beauty boutiques, ending the year with 231 locations, bringing this highly successful offering to even more customers.

“Driving the top line is an important priority of our Long Range Plan.  As we do this, we recognize that our customers continue to be under financial pressure, and we are dedicated to providing them with a shopping experience that offers the style they want and the value they need, while at the same time delivering industry-leading customer service.  This is evident in the array of new brands at compelling price points that we will offer in the second half of this year, which will continue to redefine the JCPenney shopping experience for America’s families,” Ullman added.

Sales
Comparable store sales for the quarter increased 0.9 percent over last year while total sales were about flat, decreasing 0.1 percent, when compared to last year’s second quarter. Total sales for the quarter were negatively impacted by approximately 160 basis points due to the discontinuation of the Company’s Big Book catalogs this year.

The strongest merchandise results were in men’s apparel and women’s accessories, and geographically, the best performance was in the northeast region of the country.  Internet sales through jcp.com were $317 million in the second quarter, increasing 4 percent over the same quarter last year.

Operating Performance

Operating income for the second quarter increased 41.8 percent to $95 million or 2.4 percent of sales.  The qualified pension plan expense was $55 million compared to $73 million in last year’s second quarter.  Excluding the impact of the pension plan expense from both this year’s and last year’s second quarter, adjusted operating income increased 7.1 percent.  A reconciliation of non-GAAP adjusted operating income is included in this release.

For the quarter, gross margin increased 90 basis points over last year to 39.4 percent of sales. SG&A expenses were tightly controlled, increasing $31 million or 2.5 percent when compared to last year’s second quarter.  As a percent of sales, total operating expenses were 37.0 percent in the second quarter, up slightly from the same period last year.

Financial Condition

The Company ended the second quarter with $2 billion in cash and cash equivalents on its balance sheet.  During the second quarter, the Company completed several related transactions that further strengthen its financial position and create additional financial flexibility to support its growth plans. In May, the Company completed its public offering of $400 million of 5.65% Senior Notes due 2020.  Upon closing, the Company used the net proceeds of the offering of approximately $392 million to make a voluntary cash contribution to its qualified pension plan.  In addition, in the quarter, the Company repurchased $300 million principal amount of outstanding 6.375% Senior Notes due 2036 pursuant to a cash tender offer for up to $300 million aggregate principal amount of outstanding debt securities.  As a result of these transactions, at the end of the second quarter, the Company’s long-term debt was $3.1 billion.

Interest expense for the quarter was $57 million compared to $68 million in last year’s second quarter.  The Company also incurred approximately $20 million in additional expenses, due primarily to bond premiums paid in connection with the debt tender offer.

Outlook
Management’s 2010 third quarter guidance is as follows:
•	Comparable store sales: expected to increase 2 to 3 percent.
•	Total sales: expected to increase approximately 100 basis points less than comparable store sales due to the impact of the Company’s discontinuation of its Big Book catalogs.
•	Gross margin rate: expected to decrease modestly.
•	SG&A expenses: expected dollar increase of approximately 2 percent.
•	Depreciation and amortization: approximately $129 million.
•	Interest expense: approximately $57 million.
•	Income tax rate: approximately 38 percent.
•	Average shares for EPS calculation: approximately 238 million common shares.
•	Earnings per share: expected to be in the range of $0.16 to $0.20 per share.

Taking into account management’s conservative approach to the second half of the year in what continues to be an uncertain consumer climate, the Company now expects 2010 full year earnings per share to be in the range of $1.40 to $1.50 per share.

Conference Call/Webcast Details

Management will host a live conference call and real-time webcast today, Aug. 13, 2010, beginning at 9:30 a.m. ET.  Access to the conference call is open to the press and general public in a listen-only mode.  To access the conference call, please dial (877) 407-0778, or (201) 689-8565 for international callers, and reference the JCPenney Second Quarter Earnings Conference Call.  The telephone playback will be available for seven days beginning approximately two hours after the conclusion of the call by dialing 877-660-6853, account code 286, conference ID number 350563.   The live webcast may be accessed via JCPenney's Investor Relations page at jcpenney.net, on streetevents.com (for members) or on investorcalendar.com.  Replays of the webcast will be available for up to 90 days after the event.

For further information:

Investor Relations
Kristin Hays;  (972)  431-1261; klhays@jcpenney.com
Teneka Ray;  (972)  431-5026; tray4@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,107 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $17.6 billion in 2009 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three months ended			Six months ended
	July 31,	Aug. 1,	% Inc.	July 31,	Aug. 1,	% Inc.
	2010	2009	(Dec.)	2010	2009	(Dec.)
STATEMENTS OF OPERATIONS:
Total net sales	$ 3,938	$ 3,943	(0.1)%	$ 7,867	$ 7,827	0.5%
Gross margin	1,552	1,520	2.1%	3,182	3,094	2.8%
Operating expenses:
Selling, general and administrative (SG&A)	1,273	1,242	2.5%	2,562	2,497	2.6%
Qualified pension plan	55	73	(24.7)%	110	154	(28.6)%
Supplemental pension plans	8	10	(20.0)%	17	19	(10.5)%
Total pension	63	83	(24.1)%	127	173	(26.6)%
Depreciation and amortization	126	121	4.1%	251	241	4.1%
Pre-opening	2	14	(85.7)%	5	23	(78.3)%
Real estate and other (income), net	(7)	(7)	0.0%	(13)	(13)	0.0%
Total operating expenses	1,457	1,453	0.3%	2,932	2,921	0.4%
Operating income	95	67	41.8%	250	173	44.5%
Net interest expense	57	68	(16.2)%	116	131	(11.5)%
Bond premiums and unamortized costs	20	-	-	20	-	-
Income/(loss) before income taxes	18	(1)	-	114	42	171.4%
Income tax expense	4	-	-	40	18	122.2%
Net income/(loss)	$ 14	$ (1)	-	$ 74	$ 24	208.3%

Earnings per share - diluted	$ 0.06	$ -	-	$ 0.31	$ 0.11	181.8%

FINANCIAL DATA:
Comparable store sales increase	0.9%	(9.5)%		1.3%	(8.5)%

Ratios as a percentage of sales:
Gross margin	39.4%	38.5%		40.4%	39.5%
SG&A expenses	32.3%	31.5%		32.6%	31.9%
Total operating expenses	37.0%	36.8%		37.2%	37.3%
Operating income	2.4%	1.7%		3.2%	2.2%
Effective income tax rate	22.2%	-		35.1%	42.9%

COMMON SHARES DATA:
Outstanding shares at end of period	236.4	235.8		236.4	235.8
Average shares outstanding (basic shares)	236.4	233.8		236.3	228.0
Average shares used for diluted EPS	237.6	233.8		237.6	228.7

1 J. C. PENNEY COMPANY, INC. SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

		July 31,		Aug. 1,
		2010		2009

SUMMARY BALANCE SHEETS:
Cash in banks and in transit		$ 226		$ 251
Cash short-term investments		1,777		2,061
Cash and cash equivalents		2,003		2,312
Merchandise inventory		3,490		3,258
Income taxes receivable		499		446
Prepaid expenses and other		205		256
Property and equipment, net		5,298		5,368
Prepaid pension		387		30
Other assets		627		499
Total assets		$ 12,509		$ 12,169

Merchandise accounts payable		$ 1,410		$ 1,302
Other accounts payable and accrued expenses		1,422		1,478
Current maturities of long-term debt		-		393
Long-term debt		3,099		2,999
Long-term deferred taxes		982		747
Other liabilities		710		714
Total liabilities		7,623		7,633
Stockholders' equity		4,886		4,536
Total liabilities and stockholders' equity		$ 12,509		$ 12,169

		Six months ended
		July 31,		Aug. 1,
		2010		2009
SUMMARY STATEMENTS OF CASH FLOWS:
Net cash (used in)/provided by:
Total operating activities		$ (379)		$ 503
Investing activities:
Capital expenditures		(229)		(304)
Proceeds from sale of assets		4		-
Total investing activities		(225)		(304)
Financing activities:
Proceeds from debt		392		-
Other changes in debt		(693)		(113)
Financing costs		(14)		(32)
Changes in stock		5		(1)
Dividends paid		(94)		(89)
Total financing activities		(404)		(235)
Cash (paid) for discontinued operations		-		(4)
Net (decrease) in cash and cash equivalents		(1,008)		(40)
Cash and cash equivalents at beginning of period		3,011		2,352
Cash and cash equivalents at end of period		$ 2,003		$ 2,312

2 J. C. PENNEY COMPANY, INC. Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

ADJUSTED OPERATING INCOME, NET INCOME AND EARNINGS PER SHARE

We define (i) adjusted operating income as operating income excluding the non-cash impact of the qualified pension plan and (ii) adjusted net income and adjusted earnings per share as net income and earnings per share, respectively, excluding the after-tax non-cash impact of the qualified pension plan.  We believe that the presentation of adjusted operating income, adjusted net income, and adjusted earnings per share, which our management use to assess our operating results, is useful in order to better understand the operating performance of our core business, provide enhanced visibility into our selling, general and administrative expense structure and to facilitate the comparison of our results to the results of our peer companies. Unlike our normal operating expenses, pension expense is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors that are beyond our control, such as market volatility. We believe it is useful to investors to understand the impact of the non-cash qualified pension expense on our results of operations, which provides more meaningful year-over-year comparisons.

ADJUSTED OPERATING INCOME

The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income, which excludes the impact of the qualified pension plan, a non-GAAP financial measure:

	Three months ended			Six months ended
	July 31,	Aug. 1,	% Inc.	July 31,	Aug. 1,	% Inc.
	2010	2009	(Dec.)	2010	2009	(Dec.)
Operating income	$ 95	$ 67	41.8%	$ 250	$ 173	44.5%
As a percent of sales	2.4%	1.7%		3.2%	2.2%
Add: Qualified pension plan expense	55	73		110	154
Adjusted operating income (non-GAAP)	$ 150	$ 140	7.1%	$ 360	$ 327	10.1%
As a percent of sales	3.8%	3.6%		4.6%	4.2%

ADJUSTED NET INCOME AND EARNINGS PER SHARE

The following table reconciles net income/(loss), and earnings per share the most directly comparable GAAP measure, to adjusted net income and earnings per share, which excludes the impact of the qualified pension plan, net of tax, a non-GAAP financial measure:

	Three months ended			Six months ended
	July 31,	Aug. 1,	% Inc.	July 31,	Aug. 1,	% Inc.
	2010	2009	(Dec.)	2010	2009	(Dec.)
Net income/(loss)	$ 14	$ (1)	-	$ 74	$ 24	208.3%
Earnings per share - diluted	$ 0.06	$ -	-	$ 0.31	$ 0.11	181.8%
Add: Qualified pension plan expense net of tax
of $21, $28, $41 and $59	34	45		69	95
Adjusted net income (non-GAAP)	$ 48	$ 44	9.1%	$ 143	$ 119	20.2%
Adjusted earnings per share - diluted (non-GAAP)	$ 0.20	$ 0.19	5.3%	$ 0.60	$ 0.52	15.4%

3 J. C. PENNEY COMPANY, INC. Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

FREE CASH FLOW

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities excluding discretionary cash contributions to our primary pension plan, less capital expenditures and dividends paid, plus the proceeds from the sale of assets. Adjustments to exclude discretionary pension plan contributions are more indicative of our ability to generate cash flows from operating activities. We believe discretionary contributions to our pension plan are more reflective of financing transactions to pay-down off- balance sheet debt relating to the pension liability.

Free cash flow is a relevant indicator of our ability to repay maturing debt, both on and off-balance sheet, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

		Six months ended
		July 31,	Aug. 1,
		2010	2009
Net cash (used in)/provided by operating activities		$ (379)	$ 503
Add:
Discretionary pension contribution		392	-
Proceeds from sale of assets		4	-
Less:
Capital expenditures		(229)	(304)
Dividends paid		(94)	(89)
Free cash flow (non-GAAP)		$ (306)	$ 110

	4